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                                                                       Exhibit K

                         RIGHT OF FIRST OFFER AGREEMENT

      THIS AGREEMENT made the 16th day of April, 1999,

BETWEEN:

            SOUTHBRIDGE INC.,
            a corporation incorporated under the laws of the Province of Ontario

            (hereinafter called "Southbridge")

                                                              OF THE FIRST PART,

            - and -

            INTERNATIONAL MENU SOLUTIONS INC.,
            a corporation incorporated under the laws of the Province of Ontario

            (hereinafter called the "IMSI")

                                                             OF THE SECOND PART,

            - and -

            INTERNATIONAL MENU SOLUTIONS CORPORATION, a corporation incorporated under the laws of the State of Nevada

            (hereinafter called "IMSC")

                                                              OF THE THIRD PART,

            - and -

            1254859 ONTARIO INC.
            a corporation incorporated under the laws of the Province of Ontario

            (hereinafter called "Steele")

                                                             OF THE FOURTH PART.
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RECITALS:

A. Southbridge and IMSC have entered into a Subscription Agreement dated April 16th, 1999 (the "Subscription Agreement") with respect to the subscription by Southbridge for 1,523,810 common shares in IMSC, herein called the "Subject Shares";

B. Steele owns, as of the date hereof, 1,513,712 Class N Shares in IMSC which are convertible into common shares of IMSC (such shares, including the common shares into which they are convertible are herein called the "Steele Shares");

C. It is a condition of the Subscription Agreement that Southbridge and Steele enter into this Right of First Offer Agreement with IMSC on the terms and conditions set forth herein.

NOW THEREFORE in consideration of the sum of $10.00 and other good and valuable consideration (the receipt and sufficiency of which is hereby acknowledged by the parties hereto), the parties agree as follows:

1. Definition of Transfer

For the purposes of this Right of First Refusal Agreement, "Transfer" includes any sale, exchange, or disposition by which possession, legal title or beneficial ownership passes from one person to another and any agreement to effect any of the foregoing.

2. Restriction on Transfer

(a) For the period commencing on the date of this Agreement and ending one hundred eighty (180) days following the date that the registration statement registering the Subject Shares becomes effective (the "Initial Period"), Southbridge covenants not to Transfer, in any calendar month, more than 100,000 of the Subject Shares or in any one day, more than 10,000 of the Subject Shares except in accordance with the terms of this Right of First Offer Agreement, or except with the prior written consent of IMSC, such consent not to be unreasonably withheld or delayed.

(b) Subject to Section 3 below, for the period commencing on the date that the Initial Period ends and ending 180 days later (the "Second Period"), Southbridge covenants not to Transfer in any calendar month more than 250,000 of the Subject Shares or in any one day more than 20,000 of the Subject Shares except in accordance with the terms of the Right of First Offer Agreement or except with the prior written consent of IMSC, such consent not to be unreasonably withheld or delayed; and

(c) Subject to Section 3 below, for the period commencing on the date that the Second Period ends and ending 180 days later (the "Third Period"), Southbridge covenants not to Transfer in any calendar month more than 250,000 of the Subject Shares or in any one day more than 40,000 of the Subject Shares except in accordance with the terms of the Right of First Offer Agreement
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or except with the prior written consent of IMSC, such consent not to be unreasonably withheld or delayed.

(c) A purported Transfer of any Subject Shares in violation of this Right of First Refusal Agreement will not be valid and IMSC will not register, nor permit any transfer agent to register, any such Shares on the securities register of IMSC. The provisions of the immediately preceding sentence are in addition to, and not in lieu of, any other remedies to enforce the provisions of this Right of First Refusal Agreement.

(d) Following the end of the Third Period there shall be no restrictions on Transfers by Southbridge imposed by this Right of First Offer Agreement.

3. Termination of Obligation

The restrictions on Transfers by Southbridge set out in Section 2 hereof and the requirement to offer shares to IMSI and IMSC pursuant to Section 4 hereof shall terminate and be of no further force or effect on the date that the Common Shares of Southbridge commence trading on a Recognized Exchange (as defined in the Subscription Agreement).

4. Notice of Intent to Sell

Subject to section 6 below, if Southbridge wishes to effect a Transfer of more Subject Shares in a calendar month than otherwise permitted pursuant to Section 2 above, Southbridge shall first offer to sell such additional shares (the "Offered Shares") to IMSI and IMSC (the "Offerees"), such offer (the "Offer") to be made by notice in writing given by Southbridge specifying the price, number of Offered Shares and other terms, if any, upon which Southbridge proposes to sell the Offered Shares (the "Selling Notice"). The Offerees shall then have a period of forty-eight (48) hours (but not including Saturdays, Sundays or Statutory Holidays) following receipt (or deemed receipt) of the Selling Notice to accept the Offer by notice in writing to Southbridge given within such forty-eight (48) hour period. The Offerees shall be entitled to assign their right to purchase the Offered Shares, on the terms contained in the Selling Notice, to any person designated by them (the "Designated Purchaser") in writing provided that any such designation shall not release IMSI and IMSC from their obligation to purchase if the Designated Purchaser fails to complete the purchase in accordance with Section 5 below.
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5. Terms of Purchase

If the Offer is accepted by either of IMSI or IMSC (the "Offeree") within the required time period, then such acceptance shall constitute a binding agreement pursuant to which Southbridge has agreed to sell and the Offeree or the Designated Purchaser, as applicable, has agreed to purchase the Offered Shares upon the terms and conditions contained in the Selling Notice. The closing will take place at the offices of Southbridge in Cambridge, Ontario at 2:00 p.m., Cambridge time, on the date which is five (5) days after the date on which the Offer is accepted by the Offeree unless such date in not a business day in both Toronto, Ontario and Nevada (a "Business Day") in which case the closing will occur on the next Business Day.

6. Right of Southbridge

If the Offerees reject or fail to accept the Offer within the required time, then Southbridge will be entitled to sell all or any portion of the Offered Shares on the terms and conditions contained in the Offer (or at a higher price than that contained in the Offer). If the Offerees or the Designated Purchaser fails to close the purchase of the Offered Shares in accordance with the terms set out in the Offer and the Terms of Purchase set out in Section 5, without limiting the right of Southbridge to pursue any other remedies available to it in law, the obligations of Southbridge under this Right of First Offer Agreement shall be immediately terminated and for greater certainty, Southbridge shall not be restricted in any subsequent sale of the Subject Shares.

7. Completion Within 30 Days

If all of the Offered Shares offered pursuant to the Offer have not been sold in accordance with this Agreement within thirty (30) days from the rejection of the Offer or failure to accept the Offer by the Offerees, from the giving of the Selling Notice to the Offerees, no sale of the Offered Shares unsold as of such date may be made without Southbridge again complying with the terms of Section 4 through 6 hereof, except to the extent that such sale is made in accordance with
Section 2 hereof.

8. Restrictions on Michael Steele's Right to Transfer

(a) For the period commencing on the date of this Agreement and ending one hundred eighty (180) days following the date that the registration statement registering the Steele Shares becomes effective (the "Initial Period"), Steele covenants not to transfer in any calendar month more than 100,000 of the Steele Shares or in any one day more than 10,000 of the Steele Shares except with the prior written consent of Southbridge, such consent not to be unreasonably withheld or delayed;

(b) For the period commencing on the date that the Initial Period ends and ending one hundred eighty (180) days later (the "Second Period"), Steele covenants not to transfer in any calendar month more than 250,000 of the Steele Shares or in any one day more than 20,000 of the Steele Shares except in accordance with the terms of the Right of First Offer Agreement or
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except with the prior written consent of Southbridge, such consent not to be unreasonably withheld or delayed; and

(c) For the period commencing on the date that the Second Period ends and ending one hundred eighty (180) days later, Steele covenants not to transfer in any calendar month more than 250,000 of the Steele Shares or in any one day more than 40,000 of the Steele Shares except in accordance with the terms of the Right of First Offer Agreement or except with the prior written consent of Southbridge, such consent not to be unreasonably withheld or delayed.

9. Further Assurances

Each party to this Right of First Offer Agreement covenants and agrees that, from time to time subsequent to the date hereof, it will at the request and expense of the requesting party, execute and deliver all such documents, including, without limitation, all such additional conveyance, transfers, consents and other assurances and do all such other acts and things as any other party hereto, acting reasonably, may from time to request be executed or done in order to better evidence or perfect or effectuate any provision of this Right of First Offer Agreement or of any agreement or other document executed pursuant to this Right of First Offer Agreement or any of the respective obligations intended to be created hereby or thereby.

10. Notices

(a) Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be delivered in person, transmitted by telecopy or similar means of recorded electronic communication or sent by registered mail, charges prepaid, addressed as follows:

            (i)   if to Southbridge:

                  do Southbridge Capital Inc.
                  150 Water Street South
                  Cambridge, Ontario
                  N1R 3E2
                  Attention: Lynda King
                  Telecopier No.: (519) 621-8144

            (ii)  if to IMSI:

                  International Menu Solutions Inc.
                  350 Creditstone Road
                  Concord, Ontario
                  L4K 3Z2
                  Attention: Michael A. Steele
                  Telecopier No.: (416) 366-6368

            with a copy to:
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                  McCarter Grespan Robson Beynon
                  675 Riverbend Drive
                  Kitchener, Ontario
                  N2K 3S3
                  Attention: Thomas D. Beynon, Q.C.
                  Telecopier No.: (519) 742-1841

(b) Any such notice or other communication shall be deemed to have been given and received on the day on which it was delivered or transmitted (or, if such day is not a Business Day, on the next following Business Day) or, if mailed, on the fifth Business Day following the date of mailing; provided, however, that if at the time of mailing or within five Business Days thereafter there is or occurs a labour dispute or other event that might reasonably be expected to disrupt the delivery of documents by mail, any notice or other communication hereunder shall be delivered or transmitted by means of recorded electronic communication as aforesaid.

(c) Any party may at any time change its address for service from time to time by giving notice to the other parties in accordance with this section 8.

11. Time of Essence

Time shall be of the essence hereof.

12. Governing Law

This agreement and any agreement to purchase and sell resulting therefrom shall be construed by and governed in accordance with the laws of the Province of Ontario.

13. Assignment

The parties shall not assign their rights in this Agreement without the prior written consent of IMSI or IMSI.

14. Enurement

This Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, personal representatives, successors and permitted assigns.

15. Counterparts

This Agreement may be executed in counterparts, each of which shall constitute an original and all of which taken together shall constitute one and the same instrument.
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IN WITNESS WHEREOF this Agreement has been executed by the parties.

                                        SOUTHBRIDGE INC.

                                        Per:
                                             -----------------------------------

                                        Title:
                                               ---------------------------------

                                        Per:
                                             -----------------------------------

                                        Title:
                                               ---------------------------------


                                        INTERNATIONAL MENU SOLUTIONS
                                        INC.

                                        Per:
                                             -----------------------------------

                                        Title:
                                               ---------------------------------


                                        INTERNATIONAL MENU SOLUTIONS
                                        CORPORATION

                                        Per:
                                             -----------------------------------

                                        Title:
                                               ---------------------------------


                                        1254859 ONTARIO INC.

                                        Per:
                                             -----------------------------------
                                                Michael A. Steele